Exhibit 10.6

STIPULATION OF SETTLEMENT

WHEREAS, seven securities class actions were filed against PriceSmart, Inc. (“PriceSmart” or the “Company”), Gilbert A. Partida (“Partida”) and Allan C. Youngberg (“Youngberg”) (collectively the “Defendants”), alleging violations of the federal securities laws on behalf of a class of certain of PriceSmart’s shareholders; and

WHEREAS, on September 9, 2004 the Court consolidated the various actions, appointed Donald Tick (“Tick”) as Lead Plaintiff (“Lead Plaintiff”) and appointed Goodkind Labaton Rudoff & Sucharow LLP (“Goodkind Labaton”) as Lead Counsel in the consolidated action; and

WHEREAS, after over a year of vigorous litigation, and arm’s-length negotiations assisted by Judge Lawrence Irving, a highly experienced, neutral mediator, Lead Plaintiff and Defendants agreed to settle this class action; and

WHEREAS, based on the extensive investigation by Lead Plaintiff’s counsel, including (i) interviews with at least half a dozen former PriceSmart employees, and (ii) Lead Counsel’s conducting confirmatory discovery prior to the submission of the Stipulation of Settlement to the Court for preliminary approval consisting of: (1) the review and analysis of documents produced by PriceSmart relating to the financial records underlying PriceSmart’s restatement announced in November, 2003; (2) a deposition of former U.S. Attorney Charles La Bella, who was retained by PriceSmart’s Audit Committee to conduct an investigation regarding the transactions that were the subject of the restatement; and (3) Lead Counsel’s analysis of the claims and defenses in this action (with the assistance of an experienced expert in calculating damages in securities class action cases) and the various risks attendant to continued litigation, Lead Plaintiff, Defendants and their respective counsel believe that the terms of the Settlement set forth herein are fair, reasonable and adequate;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among Lead Plaintiff Donald Tick, individually and in his representative capacity, and Defendants PriceSmart Inc., Gilbert A. Partida and Allan C. Youngberg, by and through their duly authorized counsel, that this action will be settled, compromised and dismissed on the merits and with prejudice on the terms and conditions set forth herein (including the payment by Defendants of $2.35 million in cash), subject to the approval of the Court.

STIPULATION OF SETTLEMENT

I.	INTRODUCTION AND DEFINITIONS

A.	Procedural History

1. On or about December 9, 2003, Donald Tick as a shareholder of the Company filed a class action against Defendants.

2. Six other substantially similar class actions were filed naming PriceSmart, Inc., Gilbert A. Partida and Allan C. Youngberg as defendants,

Abbreviated Case Name	Civil Action Number	Date Filed
Dolowich v. PriceSmart Inc.	3:03-CV-02260	11/17/03
Mikalson v. PriceSmart Inc.	3:03-CV-02273	11/18/03
Recio v. PriceSmart Inc.	3:03-CV-02400	12/02/03
Stewart v. PriceSmart Inc.	3:03-CV-02506	12/15/03
Schnell v. PriceSmart Inc.	3:03-CV-02559	12/22/03
Performance Capital v. PriceSmart Inc.	3:03-CV-02561	12/22/03

3. On September 9, 2004, the Court, pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), consolidated the actions, appointed Donald Tick as Lead Plaintiff in the consolidated class action and approved his selection of Goodkind Labaton as Lead Counsel.

4. Lead Plaintiff filed his Consolidated Amended Class Action Complaint (the “Complaint”) on November 29, 2004, naming the Defendants listed above.

5. The Complaint alleges that during the Class Period, Defendants disseminated or approved false statements about the PriceSmart business and its prospects, which they knew or recklessly disregarded were materially false and misleading. More specifically, the Complaint alleges that as a result of the Company’s insufficient internal controls to track and control merchandise inventory, the Company did not accurately report what was in its foreign-based warehouse stores, and that this was known to the Company’s corporate managers, including the individual Defendants.

6. On November 10, 2003, PriceSmart admitted that it inaccurately recorded transactions included in its 2002 to 2003 results, and had restated those results to remove

STIPULATION OF SETTLEMENT

approximately $29 million of inaccurately reported revenues. Subsequently, shares of PriceSmart declined from $8.34 to $7.64 on a day of unusually heavy trading. During the alleged class period, the highest trading price of PriceSmart stock was $42 per share.

7. The Complaint asserts claims for violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on behalf of all persons and entities who purchased or otherwise acquired shares of PriceSmart between November 1, 2001 and December 16, 2003 (the “Class Period”).

B.	Discovery and Settlement Discussions

1. Lead Counsel, on behalf of Lead Plaintiff, conducted and completed a thorough investigation in this Action. This investigation included: (i) review and analysis of prospectuses and other documents filed by the Company with the SEC; (ii) interviews with at least six former PriceSmart employees; and (iii) confirmatory discovery prior to the submission of the Stipulation of Settlement to the Court for preliminary approval consisting of: (1) review and analysis of documents produced by PriceSmart relating to the financial records underlying PriceSmart’s restatement; and (2) a deposition of Mr. La Bella.

2. Following the filing of the Complaint, the Parties in this Action agreed to participate in non-binding mediation before Judge Lawrence Irving, a retired United States District Court Judge for the Southern District of California.

3. In accordance with Judge Irving’s procedures, Lead Plaintiff and Defendants submitted comprehensive mediation statements.

4. The mediation was held on February 24, 2005, at the offices of Judge Irving in San Diego, California. Lead Plaintiff and Defendants each made presentations to Judge Irving in the presence of all Parties, and proceeded to engage in arm’s length negotiations.

5. On February 24, 2005, at the conclusion of the mediation, the Parties reached an oral agreement-in-principle to settle the Action. Thereafter, the Parties negotiated a Memorandum of Understanding to preliminarily memorialize the agreement-in-principle, which was signed on March 2, 2005. The Memorandum of Understanding contemplated a more formal Settlement Agreement.

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C.	Settlement Considerations

1. Based upon their discovery, investigation and evaluation of the facts and law relating to the claims alleged in the Complaint, Lead Plaintiff and Lead Counsel (which have extensive experience in securities class action litigation) have agreed to settle this Action pursuant to the terms and conditions of this Settlement Agreement after considering, among other things, (i) the substantial cash benefits to Class Members (as described in Section II below); (ii) the possibility that Defendants might move to dismiss the Complaint and the possibility that the Court might grant some of all of that motion; (iii) the uncertainty of being able to prove the allegations in the Complaint; (iv) the attendant risks of litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation (including any appeals); (v) the uncertainty, even if Lead Plaintiff was to establish liability on the part of Defendants, inherent to the various and competing theories of damages under the Exchange Act; (vi) their awareness of Defendants’ likely positions on the various liability and damages issues; (vii) the desirability of consummating this Settlement Agreement in order to provide certain and effective relief to Class Members; and (viii) their belief that the Settlement is fair, reasonable and adequate, and in the best interest of all Class Members.

2. Defendants expressly deny any wrongdoing alleged in the Complaint and do not admit or concede any wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against them in the Action, but consider it desirable for the Action to be settled and dismissed because the proposed Settlement will (i) bring to an end the substantial expenses, burdens, risks and uncertainties associated with continued litigation of this Action; (ii) finally put to rest those claims and the underlying matters; and (iii) confer substantial benefits upon Defendants, Lead Plaintiff and Class Members including, without limitation, the avoidance of further expense and disruption of the management and operation of PriceSmart’s business due to the pendency and defense of this Action.

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D.	Definitions

As used in this Stipulation of Settlement and the annexed exhibits, the following terms have the following meanings, unless a section or subsection of this Stipulation of Settlement or an exhibit otherwise provides:

1. “Action” means the action titled In re PriceSmart Inc. Securities Litigation, Master File No. 03 Cv. 2260 JAH – (BLM) (S.D. Cal.).

2. “Administrator” means the third-party agent or administrator whom the Court shall appoint in the Hearing Order to implement the Notice, claims process, administration and distribution of the Net Settlement Fund in accordance with the terms of the proposed Settlement Agreement. Lead Counsel has retained Complete Claims Solutions as the Administrator.

3. “Approval Date” means the date on which a Final Judgment Approving Settlement and Dismissing Action are entered in the Action.

4. “Attorney’s Fees and Expenses” means such amounts as may be awarded to Lead Counsel to compensate it for its fees and expenses in connection with the Action, including, without limitation, costs and expenses attributable to experts and/or consultants retained by Lead Counsel.

5. “Authorized Claimant” means a Class Member (or the representative of such Class Member including, without limitation, agents, administrators, executors, heirs, successors and assigns), who timely returns a signed Claim Information Form under the procedures set forth in this Settlement Agreement.

6. “Tick” means Lead Plaintiff Donald Tick, both in his individual capacity and in his capacity as representative of the Class.

7. “Claim” means (i) a demand (whether written or oral) or cause of action for monetary or non-monetary relief or (ii) a demand, cause of action or allegation in a civil, criminal or administrative proceeding in any judicial, arbitral or other forum for monetary or non-monetary relief.

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8. “Claim Information Form” means the form, completed by the Administrator using data and information provided by Defendants concerning Class Members’ transactions in shares of PriceSmart during the Class Period, which will be mailed to Class Members with the Notice and pursuant to which Class Members will submit a claim by signing, dating and returning it to the Administrator in accordance with the procedures set forth in this Settlement Agreement. A sample Claim Information Form proposed by Lead Plaintiff is annexed hereto as Exhibit B.

9. “Class” or “Class Members” means all persons or entities who purchased or otherwise acquired shares of PriceSmart during the Class Period, provided, however, that “Class” or “Class Members” does not include (i) the Defendants, members of the immediate family of any individual Defendants, any entity in which any Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors, and predecessors-in-interest or assigns of any such excluded party and (ii) any Class Member who timely files or delivers a completed request to be excluded form pursuant to Section VIA of this Settlement Agreement.

10. “Class Period” means the period of time from November 1, 2001 through December 23, 2003, inclusive.

11. “Complaint” means the Consolidated Amended Class Action Complaint For Violations of the Federal Securities Laws filed on November 29, 2004.

12. “Court” means the United States District Court for the Southern District of California.

13. “Defendants” means PriceSmart Inc., Gilbert A. Partida and Allan C. Youngberg, and each of them.

14. “Defendants’ Counsel” means the law firms of Latham & Watkins LLP (attorneys for PriceSmart Inc.), Bohm Francis Kegel & Aguilera LLP (attorneys for Gilbert A. Partida), and Cooley Godward LLP (attorneys for Allan C. Youngberg), and each of them.

15. “Execution Date” means the date on which this Settlement Agreement has been executed by all Parties.

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16. “Fairness Hearing” means the hearing at or after which the Court will make a final decision whether to approve this Settlement Agreement as fair, reasonable, and adequate pursuant to Rule 23 of the Federal Rules of Civil Procedure.

17. “Final Judgment” means the Final Judgment approving the Settlement and Settlement Agreement and dismissing this Action, as contemplated in Section XI of this Settlement Agreement. A copy of the Final Judgment proposed by the Parties is annexed hereto as Exhibit F.

18. “Final Settlement Date” means the date on which the Final Judgment becomes final. For purposes of this definition, the Final Judgment shall become final one business day following the later of the following events: (i) the date on which the time to appeal from the Final Judgment has expired, or (ii) if any appeal is taken from the Final Judgment, other than an appeal or appeals solely with respect to Attorneys’ Fees and Reimbursement of Expenses, the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form or review, have been finally disposed of in a manner resulting in an affirmance of the Final Judgment without any material modification.

19. “Goodkind Labaton” means the law firm of Goodkind Labaton Rudoff & Sucharow LLP.

20. “Hearing Order” means the Order to be entered by the Court concerning notice, administration and the Fairness Hearing, as contemplated in Section IX of this Settlement Agreement. A copy of the Hearing Order proposed by the Parties is annexed hereto as Exhibit E.

21. “Interest Rate” means interest calculated at the rate of 4% per annum.

22. “Lead Counsel” means the law firm of Goodkind Labaton Rudoff & Sucharow LLP.

23. “Lead Plaintiff” means Donald Tick, both in his individual capacity and in his capacity as representative of the Class.

STIPULATION OF SETTLEMENT

24. “Net Settlement Fund” means the Settlement Fund less (i) any Attorney’s Fees and Expenses awarded by the Court; (ii) any Notice and Administration Expenses; and (iii) any Tax Expenses payable from the Settlement Fund.

25. “Notice” means the notice to be sent to Class Members pursuant to this Settlement Agreement. A copy of the Notice proposed by the Parties is annexed hereto as Exhibit C.

26. “Notice and Administration Expenses” means all Court-approved costs associated with the administration of the Settlement, including, without limitation, the costs associated with printing and mailing the Notice to Class Members, publishing the Summary Notice, processing requests for exclusion, processing withdrawals of requests for exclusion, preparing and processing Claim Information Forms, and distributing the Net Settlement Fund; provided, however, that Notice and Administration Expenses shall not include Attorney’s Fees and Expenses.

27. “Partida” means Defendant Gilbert A. Partida.

28. “Parties” means the Lead Plaintiff and the Defendants.

29. “Plan of Allocation” means the terms and procedures for allocating the Net Settlement Fund among, and distributing the Net Settlement Fund to, Authorized Claimants as set forth in the Notice, or such other Plan of Allocation as the Court shall approve. A copy of the Plan of Allocation proposed by Lead Plaintiff is annexed hereto as Exhibit A.

30. “PriceSmart” means Defendant PriceSmart Inc.

31. “Preliminary Approval Hearing” means the hearing at or after which the Court will make a decision whether the Notice of the Action and the proposed Settlement Agreement may be given to the Class Members.

32. “PSLRA” means the Private Securities Litigation Reform Act of 1995.

33. “Qualified Settlement Fund” means a fund within the meaning of Treasury Regulations § 1.468B-1.

34. “Related Parties” means each of the Defendants’ and Lead Plaintiff’s past, present or future directors, officers, employees, partnerships, partners, members, principals,

STIPULATION OF SETTLEMENT

agents, underwriters, insurers, co-insurers, reinsurers, controlling stockholders, attorneys, accountants or auditors, advisors, banks or investment banks or bankers, analysts, associates, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, executors, administrators, spouses, heirs, related or affiliated entities, any entity in which any of the Defendants, Lead Plaintiff, and/or any member of any of their immediate families has a controlling interest, any members of their immediate families, or any trust of which any of the Defendants or Lead Plaintiff is the settlor or which is for the benefit of any of them or member(s) of any of their families.

35. “Release” means the release and waiver set forth in Section VII of this Settlement Agreement.

36. “Released Claims” means with respect to the Releasees, defined below, the release by Lead Plaintiff and all Class Members of all Claims (including “Unknown Claims” as defined below, and except as may exist with respect to Claims belonging to the Defendants against their insurers), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that could have been asserted by Lead Plaintiff or any member of the Class against any of the Defendants and their respective Related Parties arising out of, based upon or related to the purchase or acquisition of PriceSmart’s publicly traded securities (including claims for violation of any state, federal or any foreign country’s securities laws and regulations, any misstatement or omission, any breach of duty, any negligence or fraud or any other alleged wrongdoing or misconduct) during the Class Period and that were or could have been asserted in the Action. In addition, by operation of law and of the Final Judgment, “Released Claims” also includes the release by Lead Plaintiff and Class Members of all claims of every nature and description, known and unknown, arising out of or relating, directly or indirectly, as to any or all Releasees and Parties, to any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the Settlement Agreement or the Settlement of this Action.

STIPULATION OF SETTLEMENT

37. “Releasees” means the Defendants, their respective present and former parents, subsidiaries, divisions and affiliates, the present and former employees, officers and directors of each of them, the present and former attorneys, accountants, insurers, partners, principals, and agents of each of them, and the predecessors, heirs, executors, administrators, successors and assigns of each, and any person or entity which is or was related to or affiliated with any Releasee or in which any Releasee has or had a controlling interest and the present and former employees, officers and directors, attorneys, accountants, insurers, partners, principals, and agents of each of them.

38. “SEC” means the United States Securities and Exchange Commission.

39. “Settlement” means the agreement between and among the Parties to settle, compromise and dismiss this Action with prejudice and on the merits, under the terms, conditions, and provisions set forth in this Settlement Agreement.

40. “Settlement Agreement” means this Stipulation of Settlement and its accompanying exhibits, including any subsequent amendments thereto and any exhibits to such amendments.

41. “Settlement Fund” means the fund described in Section II.A of this Settlement Agreement.

42. “Settlement Fund Account” means an interest-bearing account under the control of Lead Counsel into which the Settlement Fund shall be deposited, which account shall be an escrow account held at Citibank and maintained as a Qualified Settlement Fund.

43. “Summary Notice” means the published notice of the proposed Settlement. A copy of the Summary Notice proposed by the Parties is annexed hereto as Exhibit D.

44. “Tax Expenses” means (i) all taxes on the income of the Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Settlement Fund, including, without limitation, expenses of tax attorneys and accountants.

45. “Unknown Claims” means any Released Claims or Released Defendants’ Claims that the Plaintiff, any member of the Class, the Defendants, and any other persons and

STIPULATION OF SETTLEMENT

entities whose claims are being released do not know or suspect to exist in their favor at the time of the release which, if known by him, her, or it might have affected the decision to compromise, or the decision whether to agree, object, or not object to this Settlement. Lead Plaintiff, the Defendants, and any other persons or entities whose claims are being released expressly waives and relinquishes, and the other member of the Class shall be deemed to have, and by operation of the Judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS, WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

46. “Youngberg” means Defendant Allan C. Youngberg.

II.	TERMS AND CONDITIONS OF THE SETTLEMENT

A.	The Settlement Fund

1. The Settlement Fund shall consist of two million three hundred and fifty thousand dollars ($2,350,000.00), which shall be paid in cash by Defendants into the Settlement Fund Account. Within ten (10) business days following entry of the Final Judgment, two million three hundred and fifty thousand dollars ($2,350,000.00) shall be paid by Defendants into the Settlement Fund Account.

2. The funds in the Settlement Fund Account shall not be distributed except in accordance with this Settlement Agreement or by order of the Court, and shall continue to accrue interest until such time as the funds are distributed in accordance with this Settlement Agreement and orders of the Court.

3. As of the Final Settlement Date, Defendants shall cease to have any interest in or control over the Settlement Fund.

4. Except as provided by operation of Section XI.G below, in no event shall any money that Defendants have paid into the Settlement Fund be refunded to Defendants.

STIPULATION OF SETTLEMENT

5. All necessary steps to enable the Settlement Fund Account to be a Qualified Settlement Fund shall be taken, including the timely filing by the Administrator of all elections and statements required pursuant to Treas. Reg. §§ 1.468B-0 through 1.468B-5, or any other relevant statutes, regulations or published rulings now or hereafter enacted or promulgated, for all taxable years of the Settlement Fund Account, beginning with the date of its establishment. The Administrator shall be the Administrator of the Qualified Settlement Fund for purposes of the Settlement Fund Account. The Administrator, on behalf of the Settlement Fund Account, shall file or cause to be filed on a timely basis all required federal, state, and local tax returns and shall, at the direction of Lead Counsel, pay taxes in a manner consistent with its treatment as a Qualified Settlement Fund, as provided in Treas. Reg. §§ 1.468B-0 through 1.468B-5. In no event shall Defendants have any responsibility for filing election or other required statements, or tax returns, the costs associated therewith, the payment of any taxes due, or the expenses of notice or administration of the Settlement Fund Account. Defendants and Lead Counsel shall cooperate with the Administrator to the extent necessary for the Administrator to comply with the provisions of this paragraph.

6. Upon request by any Defendant, the Administrator shall promptly provide to Defendants all information requested by Defendants in connection with any tax returns the Administrator must file or other report or filing it must make with respect to the Settlement Fund.

B.	The Net Settlement Fund

1. All Attorney’s Fees and Expenses, Notice and Administrative Expenses, and Tax Expenses, if any, shall be paid from the Settlement Fund.

2. The balance of the Settlement Fund, after all items listed in Section II.B.1 above have been paid, shall be the Net Settlement Fund.

3. The Net Settlement Fund shall be distributed to Authorized Claimants pursuant to a Plan of Allocation, which Lead Plaintiff shall propose and with respect to which Lead Plaintiff shall seek approval of the Court. A copy of the Plan of Allocation proposed by Lead Plaintiff is annexed hereto as Exhibit A. It is understood and agreed to by the Parties that,

STIPULATION OF SETTLEMENT

notwithstanding any other provision of this Settlement Agreement, any proposed Plan of Allocation is not a part of this Settlement Agreement, and any order or proceedings modifying the Plan of Allocation shall not operate to terminate or cancel this Settlement Agreement or affect the finality of the Final Judgment or any other orders entered by the Court pursuant to this Settlement Agreement.

4. Defendants, Releasees, and their respective counsel shall have no role in or responsibility for the Plan of Allocation, the form, substance, method or matter of administration, or distribution of the Net Settlement Fund to Authorized Claimants, any tax liability that a Class Member may incur as a result of this Settlement Agreement or as a result of any action taken pursuant to this Settlement Agreement, the administration or processing of claims, or the allocation of the Net Settlement Fund, including, without limitation, determinations as to the timeliness or validity of Claim Information Forms, the amounts of claims or distribution of the Net Settlement Fund.

5. Class Members shall look solely to the Net Settlement Fund for settlement and satisfaction of all Released Claims.

C.	Distribution of the Net Settlement Fund

1. To receive a distribution from the Net Settlement Fund pursuant to the Plan of Allocation, a Class Member must be an Authorized Claimant pursuant to the procedures set forth in this Settlement Agreement or by order of the Court.

2. All distributions to Authorized Claimants shall be in the form of cash from the Net Settlement Fund pursuant to the Plan of Allocation.

III.	SUBMISSION OF CLAIMS

A. Each Class Member who wishes to participate in the Net Settlement Fund must return a signed Claim Information Form by first class mail, postmarked no later than the date set forth in the Notice. A sample Claim Information Form proposed by the Parties is annexed hereto as Exhibit B. The address to which the Claim Information Form must be mailed shall be set forth on the Claim Information Form itself and shall also be printed in the Notice. If a Class Member chooses to return his, her or its Claim Information Form in a manner other than by first-class

STIPULATION OF SETTLEMENT

mail, then it must be actually received at the address on the Claim Information Form by the date set forth in the Notice, unless (i) that date is extended by order of the Court or (ii) Lead Counsel or their designee determines that an extension should be granted; provided, however, that such extension shall not be more than sixty (60) days after the date set forth in the Notice or the date ordered by the Court.

B. The Claim Information Form must be sworn on oath or made subject to the penalties of perjury pursuant to 28 U.S.C. § 1746.

C. In accordance with procedures set forth in the Notice and the Claim Information Form, Class Members will have the opportunity to object to the share transaction information set forth on the Claim Information Form by submitting to the Claims Administrator appropriate documentation that corrects or modifies such share transaction information.

D. The validity of each claim submitted will be initially determined by the Administrator, acting under Lead Counsel’s supervision, in accordance with the Plan of Allocation approved by the Court, who shall promptly advise the Class Member in writing if the Administrator determines to reject the claim. Neither Lead Counsel, their designees or agents, nor Defendants shall have any liability arising out of said determination. In the event a Class Member disagrees with such determination, the dispute shall be submitted to the Court for summary resolution.

E. All initial determinations as to the validity of a Claim Information Form, the calculation of the extent to which each Authorized Claimant will participate in the Net Settlement Fund, the preparation and mailing of distributions to Authorized Claimants, the distribution of the Settlement Fund and Net Settlement Fund shall be performed by Lead Counsel, their designees or agents, the Administrator, or such other persons or entities as Lead Counsel may, in its sole discretion, deem necessary or advisable to assist it in the administration of this Settlement Agreement. The administration of the Settlement Fund and Net Settlement Fund, and decisions on all disputed questions of law and fact with respect to the validity of any Claim Information Form or regarding rejection of claims, shall remain under the jurisdiction of the Court. All Parties expressly waive trial by jury (to the extent such right may exist) with respect to such determinations.

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F. Except as otherwise ordered by the Court, any Class Member who fails to return a timely and signed Claim Information Form consistent with the procedures set forth in this Section shall be barred from receiving a distribution from the Net Settlement Fund, but shall nevertheless be bound by the Release and all proceedings, orders and judgments in this Action.

IV.	NOTICE TO THE CLASS

A. Subject to the requirements of the Hearing Order and not later than sixty (60) days before the Fairness Hearing, Lead Plaintiff and Lead Counsel shall cause to be mailed, by first class mail, postage prepaid, to each person and entity in the Class who can be identified by reasonable effort, a copy of the Notice and Claim Information Form substantially in the forms annexed hereto as Exhibits C and B, respectively.

B. In cases of pending litigation, arbitration or mediation against any Defendant involving any Released Claims, subject to the requirements of the Hearing Order and not later than sixty (60) days before the Fairness Hearing, the Parties shall cause to be mailed, by first class mail, postage prepaid, a copy of the Notice and Claim Information Form (substantially in the forms annexed hereto as Exhibits C and B, respectively) to all legal counsel known by Defendants to represent the Class Member, provided, however, that Defendants shall describe such pending litigation to Lead Counsel within forty-five (45) days of the Execution Date.

C. The Notice shall conform to all applicable requirements of the Federal Rules of Civil Procedure, the PSLRA, the rules of the Court and any other applicable law, and shall otherwise be in the manner and form agreed upon by the Parties and approved by the Court.

D. No later than fifty-five (55) days before the Fairness Hearing, the Parties shall cause the Summary Notice, substantially in the form annexed hereto as Exhibit D, to be published once in the national edition of The New York Times and once on a widely circulated national business-oriented wire service.

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V.	RETENTION OF ADMINISTRATOR

A. Defendants acknowledge that Lead Counsel has retained Complete Claims Solutions as the Administrator to help implement the terms of this Settlement Agreement.

B. The Administrator may assist with various tasks, including, without limitation: (i) mailing or arranging for the mailing of the Notice and Claim Information Form to Class Members; (ii) arranging for publication of the Summary Notice; (iii) arranging for and staffing a toll-free telephone number to assist Lead Plaintiff in responding to inquiries from Class Members; (iv) answering written inquiries from Class Members and/or forwarding such inquiries to Lead Counsel or their designee; (v) providing additional copies of the Notice and Claim Information Form, upon request, to Class Members; (vi) receiving and maintaining any Class Member’s request for exclusion from the settlement; (vii) receiving and maintaining any Class Member’s withdrawal of request for exclusion from the settlement; (viii) preparing, receiving and processing Claim Information Forms returned by Class Members; (ix) mailing or causing to be mailed to Authorized Claimants their distribution from the Net Settlement Fund under the Plan of Allocation; and (x) otherwise assisting Lead Counsel with administration and implementation of the Settlement Agreement.

C. The Administrator shall apply to the Court for its fees and reimbursement of expenses in connection with the administration and implementation of the Settlement Agreement at the time Lead Plaintiff seek Court approval for distribution of the Net Settlement Fund. All such fees and expenses, which may include fees and expenses to be charged or incurred in the future in order to complete the administration and/or implementation of the Settlement Agreement, shall be paid solely out of the Settlement Fund.

D. The Administrator may make additional applications for fees and reimbursement of expenses in connection with the administration and implementation of the Settlement Agreement.

E. In the event that the Court (or any appellate court) does not grant final approval to the Settlement, Defendants shall pay the reasonable cost of Notice and Administrator expenses incurred up to that time.

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VI.	OBJECTIONS TO SETTLEMENT

A. Any Class Member who wishes to be excluded from the Class pursuant to Federal Rule of Civil Procedure 23(e)(3) in response to the Notice or Summary Notice must file by first class mail or deliver a completed request for exclusion form pursuant to the Notice at the address provided in the Notice, postmarked or delivered no later than twenty-one (21) days before the Fairness Hearing or as the Court may otherwise direct.

B. Any Class Member who has not filed a timely written request for exclusion from the Class and who wishes to object to the fairness, reasonableness or adequacy of this Settlement, to any terms of the proposed Settlement Agreement, to the Plan of Allocation, or to the proposed Attorney’s Fees and Expenses must serve upon Lead Counsel and Defendants’ Counsel, and must file with the Court no later than twenty-one (21) days before the Fairness Hearing or as the Court may otherwise direct, a statement of the objection, as well as the specific reason or reasons, if any, for each such objection, including any legal support the Class Member wishes to bring to the Court’s attention and any evidence the Class Member wishes to introduce in support of the objection.

C. Class Members may file an objection on their own or through an attorney hired at their own expense.

D. Any Class Member who files and serves a written objection pursuant to this Section may appear at the Fairness Hearing, either in person or through an attorney hired at the Class Member’s own expense, to object to the fairness, reasonableness or adequacy of the Settlement, to any term of the proposed Settlement Agreement, to the Plan of Allocation, or to the proposed Attorney’s Fees and Expenses. Class Members or their attorneys intending to make an appearance at the Fairness Hearing must serve upon Lead Counsel and Defendants’ Counsel and must file with the Court no later than twenty-one (21) days before the Fairness Hearing or as the Court may otherwise direct, a notice of intention to appear.

E. Any Class Member who fails to comply with any of the provisions of this Section shall waive and forfeit any and all rights he, she or it may have to appear separately and/or object, and shall be bound by all of the terms of this Settlement Agreement and by all proceedings, orders and judgments in this Action.

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VII.	RELEASE AND WAIVER, AND ORDER OF DISMISSAL

A. As of the Final Settlement Date, Lead Plaintiff and all Class Members agree to Release all Released Claims against the Defendants, Releasees and Related Parties.

B. On and after the Final Settlement Date, each Class Member, including Class Members who are parties to any other actions, arbitrations, or other proceedings against any of the Defendants, Releasees or Related Parties that are pending on the Final Settlement Date, on behalf of themselves, their heirs, executors, administrators, predecessors, successors, assigns, and any person they represent, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged all Released Claims against each and every one of the Releasees and Related Parties, and whether or not a Claim Information Form is signed and returned by, or on behalf of, such Class Member; provided, however, that nothing in the Final Judgment shall bar any action or claim to enforce the terms of the Settlement Agreement or the Final Judgment; provided further, that all Class Members, on behalf of themselves, their heirs, executors, administrators, predecessors, successors, assigns, and any person they represent, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged all claims of every nature and description, known and unknown, arising out of or relating, directly or indirectly, as to any or all Releasees, Related Parties and Parties, to any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the Settlement Agreement or the Settlement of this Action.

C. With respect to any and all Released Claims, the Parties stipulate and agree that, by the terms of the Final Judgment each Class Member specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California, which provides as

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follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Class Members acknowledge the significance and consequence of this wavier of the provision of Section 1542, waive the provisions and protections of Section 1542, assume full responsibility for any loss that may be incurred by reason of such waiver, and hereby release unknown and unsuspected claims.

D. Notwithstanding the provisions of Section 1542 and all similar provisions in California or in any other state of the United States or the District of Columbia or in any foreign jurisdiction, Class Members understand and agree that this Release is intended to include all Released Claims that Class Members may have, including those Unknown Claims which Class Members do not now know or suspect to exist in their favor against the Releasees and Related Parties, and that this Release extinguishes those Released Claims, including those Unknown Claims. Class Members may hereafter discover facts in addition to or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but Class Members hereby stipulate and agree that they have, and shall be deemed to have, on or after the Final Settlement Date, fully, finally and forever settled and released any and all Released Claims, including those Unknown Claims, and without regard to subsequent discovery or existence of such different or additional facts. The foregoing waiver was separately bargained for and is a key element of the Settlement Agreement.

E. The Parties will seek and obtain from the Court a Final Judgment (for which, as a condition of settlement, the time of appeal has expired without any modifications in the Final Judgment) as further described in Section X below. The Final Judgment shall, among other things, (i) approve this Settlement Agreement as fair, reasonable and adequate; (ii) dismiss the Action with prejudice and on the merits; and (iii) incorporate the terms of the Release.

VIII. ATTORNEY’S	FEES AND EXPENSES

A. As provided in Section II.B.1 above, Attorney’s Fees and Expenses shall be paid solely out of the Settlement Fund.

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B. Lead Counsel will file a motion with the Court for an award of Attorney’s Fees and Expenses at the time of the Fairness Hearing, which motion shall seek an award of attorney’s fees not exceeding thirty (30%) of the Settlement Fund. Defendants agree to take no position with respect to such motion.

C. All Attorney’s Fees and Expenses awarded by the Court or any appellate court shall be payable to Lead Counsel on the Final Settlement Date.

D. Neither the Defendants nor any Releasees shall be liable or obligated to pay any fees, expenses, costs or disbursements to, or incur any expense on behalf of, any person, either directly or indirectly, in connection with this Action or this Settlement Agreement, except as expressly provided for in this Settlement Agreement.

E. None of the Parties may terminate the Settlement Agreement on the basis of the amount of Attorney’s Fees and Expenses awarded by the Court or any appellate court.

IX.	PRELIMINARY APPROVAL HEARING AND HEARING ORDER

A. Unless otherwise agreed to by the Parties, within thirty (30) days of execution of the Settlement Agreement, the Parties shall submit the Settlement Agreement to the Court and apply for a Hearing Order:

1. granting preliminary approval for certification of the Class for settlement purposes;

2. finding that the proposed Settlement is sufficient to warrant the sending of notice to the Class;

3. scheduling the Fairness Hearing to be held on such date as the Court may direct, to consider the fairness, reasonableness and adequacy of the proposed Settlement and whether it should be approved by the Court;

4. approving the proposed Notice and Summary Notice and the notice methodology described in this Settlement Agreement;

5. directing the Notice to be mailed and the Summary Notice to be published as described in this Settlement Agreement;

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6. determining that the notice to be provided to Class Members in this case, including the Notice, the Summary Notice and the methodology employed to disseminate all, (i) is the best practicable notice; (ii) is reasonably calculated, under the circumstances, to apprise Class Members of their right to object or to exclude themselves from the proposed Settlement; (iii) is reasonable and constitutes due, adequate and sufficient notice to all persons entitled to receive notice; and (iv) meets all applicable requirements of the Federal Rules of Civil Procedure, the PSLRA, the rules of the Court and any other applicable law;

7. providing Class Members with an opportunity to request exclusion from the Class, pursuant to the Federal Rule of Civil Procedure 23(e)(3);

8. requiring each Class Member who wishes to object to the fairness, reasonableness or adequacy of the Settlement, to any term of this Settlement Agreement, the Plan of Allocation, or the proposed Attorney’s Fees and Expenses to do so strictly in accordance with Section VI of this Settlement Agreement;

9. directing Lead Counsel or their designated agent to rent one or more post office boxes to be used for receiving requests for exclusion and any other communications, and providing that only Lead Counsel, the Administrator, Defendants’ Counsel, the Court, and their designated agents shall have access to such post office box or boxes;

10. directing Defendants’ Counsel and Lead Counsel promptly to furnish each other with copies of any and all objections, requests for exclusion, or withdrawals of requests for exclusion that might come into their possession; and

11. any additional provisions that might be necessary to implement and administer the terms of this Settlement Agreement and the proposed Settlement.

B. A copy of the Hearing Order proposed by the Parties is annexed hereto as Exhibit E.

X.	FINAL APPROVAL AND FINAL JUDGMENT

A. After the Fairness Hearing, and upon the Court’s approval of this Settlement Agreement, and the certification of the Class for settlement purposes, the Parties shall seek and obtain from the Court a Final Judgment which shall, among other things:

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1. find that the Court has personal jurisdiction over all Class Members and that the Court has subject matter jurisdiction to approve this Settlement Agreement and all exhibits thereto;

2. approve this Settlement Agreement as fair, reasonable and adequate, consistent and in compliance with all applicable requirements of the Federal Rules of Civil Procedure, the PSLRA, the rules of the Court and any other applicable law, and in the best interests of each of the Parties and the Class Members; direct the Parties and their counsel to implement and consummate this Settlement Agreement according to its terms and provisions; and declare this Settlement Agreement to be binding as to all claims and issues that have or could have been raised in this Action on Lead Plaintiff and all other Class Members, as well as their heirs, executors and administrators, successors and assigns;

3. find that the Notice, the Summary Notice and the notice methodology implemented pursuant to this Settlement Agreement: (i) constituted the best practicable notice; (ii) constituted notice that was reasonably calculated, under the circumstances, to apprise Class Members of their right to object to or exclude themselves from the proposed Settlement and their right to appear at the Fairness Hearing; (iii) were reasonable and constituted due, adequate and sufficient notice to all persons entitled to receive notice; and (iv) met all applicable requirements of the Federal Rules of Civil Procedure, the PSLRA, the rules of the Court and any other applicable law;

4. find that Lead Counsel and the Lead Plaintiff adequately represented the Class for purposes of entering into and implementing the Settlement;

5. dismiss the Action (including all individual claims and Class claims presented thereby) on the merits and with prejudice, and without fees or costs to any Party except as provided in this Settlement Agreement;

6. permanently bar and enjoin the institution and prosecution by Class Members of any action against the Defendants in any court asserting a Released Claim;

7. incorporate the Release set forth in Section VII above, make the Release effective as of the date of the Final Settlement Date, and forever discharge the Releasees, and Related Parties from any and all claims or liabilities arising from or related to the Released Claims;

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8. authorize the Parties, without further approval of the Court, to agree to and adopt such amendments, modifications and expansions of this Settlement Agreement and all exhibits attached to the Settlement Agreement as (i) are not materially inconsistent with the Final Judgment and (ii) do not materially limit the rights of Class Members under the Settlement Agreement;

9. award Attorneys’ Fees and Expenses;

10. without affecting the finality of the Final Judgment for purposes of appeal, retain jurisdiction as to all matters relating to the administration, consummation, enforcement and interpretation of this Settlement Agreement and the Final Judgment, and for any other necessary purpose; and

11. incorporate any other provisions that the Court deems necessary and just.

B. A copy of the Final Judgment proposed by the Parties is annexed hereto as Exhibit F.

XI.	MODIFICATION OR TERMINATION OF THIS SETTLEMENT

A. The terms and provisions of this Settlement Agreement may be amended, modified or expanded by agreement of the Parties and approval of the Court; provided, however, that after entry of the Final Judgment, the Parties may by agreement effect such amendments, modifications or expansions of this Settlement Agreement and its implementing documents (including all exhibits to the Settlement Agreement) without notice to or approval by the Court if such changes are not materially inconsistent with the Court’s Final Judgment and do not (a) materially limit the rights of Class Members under the Settlement Agreement; or (b) materially limit the rights of the Releasees under the Settlement Agreement.

B. This Settlement Agreement will terminate at the sole option and discretion of Lead Plaintiff or Defendants if (i) the Court or any appellate court rejects, modifies or denies approval of any portion of this Settlement Agreement or the proposed Settlement that the terminating Party reasonably and in good faith determines is material, including, without

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limitation, the terms of relief, the findings of the Court, the provisions relating to Notice, and/or the terms of the Release, except with respect to the portions of this Settlement Agreement or the proposed Settlement relating to Attorney’s Fees and Expenses and the Plan of Allocation; or (ii) the Court or any appellate court does not enter or completely affirm, or alters or expands, any portion of the Final Judgment, that the terminating Party reasonably and in good faith believes is material. The terminating Party must exercise the option to withdraw from and terminate this Settlement Agreement as provided in this Section no later than twenty (20) days after receiving actual notice of the event prompting the termination.

C. Notwithstanding the preceding Section XI.B, the Parties may not terminate this Settlement Agreement because of the amount of Attorney’s Fees and Expenses awarded by the Court or any appellate court.

D. Notwithstanding the preceding Section XI.B, the Parties may not terminate this Settlement Agreement or the proposed Settlement because of any order or proceedings modifying the Plan of Allocation.

E. Not later than seven (7) days before the Fairness Hearing, Defendants also may unilaterally withdraw from and terminate this Settlement Agreement if valid and timely requests for exclusion are received from Class Members who, in the aggregate, purchased an amount greater than seven and one-half percent (7-1/2%) of the aggregate number of affected shares of PriceSmart purchased by all Class Members during the Class Period. Requests for exclusion that are not timely submitted, that are timely and validly withdrawn, or that fail to provide all of the information required by this Settlement Agreement shall not be counted. Solely for purposes of this Section XI.E, the Parties stipulate that the aggregate number of affected shares of PriceSmart purchased by all Class Members during the Class Period equals 6,812,112 shares.

F. If an option to withdraw from and terminate this Settlement Agreement arises under Sections XI.B or XI.E, (i) neither Defendants nor Lead Plaintiff will be required for any reason or under any circumstance to exercise that option, and (ii) any exercise of that option shall be made in good faith.

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G. If this Settlement Agreement is terminated pursuant to Sections XI.B or XI.E, then:

1. this Settlement Agreement shall be null and void and shall have no force or effect, and no Party to this Settlement Agreement shall be bound by any of its terms, except for the terms of this Section XI.G and Section XII.B below;

2. this Settlement Agreement, all of its provisions, and all negotiations, statements, and proceedings relating to it shall be without prejudice to the rights of Defendants, Lead Plaintiff or any other Class Member, all of whom shall be restored to their respective positions existing immediately before the execution of this Settlement Agreement;

3. Defendants, Releasees, and their current or former directors, officers, employees, agents, partners, attorneys and representatives expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted in the Action;

4. Lead Plaintiff and his current and former predecessors, successors, heirs, agents, attorneys, representatives or assigns, individually and on behalf of the Class, expressly and affirmatively reserves all motions as to, and arguments in support of, all claims that have been or might later be asserted in the Action;

5. neither this Settlement Agreement, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever;

6. Lead Plaintiff shall promptly return to Defendants any monies (including any interest accrued) in the Settlement Fund Account less any Notice and Administration Expenses incurred but not yet paid;

7. Lead Plaintiff, Lead Counsel, members of the Class and any other plaintiffs’ counsel shall not be entitled to use any of the documents or information obtained in confirmatory discovery for any purpose in this Action, including opposing any motion to dismiss or filing an amended complaint; and

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8. any order or judgment entered after the date of this Settlement Agreement that relates to this Settlement Agreement shall be deemed vacated and will be without any force or effect.

XII.	GENERAL MATTERS AND RESERVATIONS

A. The obligation, although not the ability, of the Parties to conclude the proposed Settlement is and will be contingent upon each of the following:

1. occurrence of the Final Settlement Date; and

2. any other conditions stated in this Settlement Agreement.

B. By executing this Settlement Agreement, Defendants do not intend to release any claim against any insurer for any costs or expenses hereunder, including attorney’s fees and costs.

C. Lead Counsel represents that it is authorized to enter into this Settlement Agreement on behalf of Lead Plaintiff and the Class.

D. Defendants’ Counsel represent that they are authorized to enter into this Settlement Agreement on behalf of their respective clients who are Defendants in this Action.

E. This Settlement Agreement sets forth the entire agreement among the Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by Lead Counsel and Defendants’ Counsel. The Parties expressly acknowledge that no other agreements, arrangements or understandings not expressed in this Settlement Agreement exist between or among them. In entering into this Settlement Agreement, no party has relied upon any representation or warranty not set forth expressly herein.

F. This Settlement Agreement and any ancillary agreements shall be governed by and interpreted according to the law of the California, excluding its conflict of laws provisions.

G. Any action to enforce this Settlement Agreement shall be commenced and maintained only in the Court.

H. Whenever this Settlement Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by facsimile transmission and/or next-day (excluding Saturday and Sunday) express delivery service as follows and shall be

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deemed effective upon such facsimile transmission, or delivery, to the facsimile number, or address, as the case may be, below:

1.	If to Defendants, then to:

Peter Benzian, Esq.

LATHAM & WATKINS, LLP

600 West Broadway, Suite 1800

San Diego, California 92101

Telephone: (619) 236-1234

Facsimile: (619) 696-7419

Attorneys for PriceSmart Inc.

James G. Bohm, Esq.

A. Eric Aguilera

BOHM FRANCIS KEGEL & AGUILERA LLP

695 Town Center Drive, Suite 700

Costa Mesa, California 92626

Telephone: (714) 384-6500

Facsimile: (714) 384-6501

Attorneys for Gilbert A. Partida

William Grauer, Esq.

Koji Fukumura, Esq.

Dennis Crovella, Esq.

COOLEY & GODWARD LLP

4401 Eastgate Mall

San Diego, California 92121

Telephone: (858) 550-6000

Facsimile: (858) 550-6420

Attorneys for Allan C. Youngberg

2.	If to Lead Plaintiff or the Class, then to:

Jonathan M. Plasse, Esq.

Louis Gottlieb, Esq.

GOODKIND LABATON RUDOFF & SUCHAROW LLP

100 Park Avenue

New York, New York 10017-5563

Telephone: (212) 907-0700

Facsimile: (212) 818-0477

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and

Lionel Z. Glancey, Esq.

Peter A. Binkow, Esq.

GLANCY BINKOW LLP

1801 Avenue of the Stars, Suite 311

Los Angeles, California

Telephone: (310) 201-9150

Facsimile: (310) 201-9160

I. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Settlement Agreement or by order of the Court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, or, when the act to be done is the filing of a paper in Court, a day on which weather or other conditions have made the Office of the Clerk of the Court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this Section, “legal holiday” includes New Year’s Day, the observance of Martin Luther King, Jr.’s birthday, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day, Christmas Day, or any other day appointed as a federal holiday.

J. The Parties reserve the right, subject to the Court’s approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Settlement Agreement.

K. All Parties agree that this Settlement Agreement was drafted by counsel for the Parties at arm’s-length, and that no parol or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Settlement Agreement was made or executed; provided, however, that there shall be no presumption for or against any Party that drafted all or any portion of this Settlement Agreement.

L. In no event shall the Settlement Agreement, any of its provisions, or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in this Action or any proceeding to enforce this Settlement Agreement. Without limiting the foregoing, neither this

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Settlement Agreement nor any related negotiations, statements or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to Defendants, or as a waiver by Defendants of any applicable defense or as a waiver by Lead Plaintiff or the Class of any claims, causes of action or remedies.

M. Defendants expressly deny any wrongdoing alleged in the pleadings and do not admit or concede any wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against them in the Action, but consider it desirable for the Action to be settled and dismissed because this Settlement will (i) bring to an end the substantial expenses, burdens, risks and uncertainties associated with continued litigation of this Action; (ii) finally put to rest those claims and the underlying matters; and (iii) confer substantial benefits upon Defendants, Lead Plaintiff and Class Members including, without limitation, the avoidance of further expense and disruption of the management and operation of PriceSmart’s business due to the pendency and defense of this Action.

N. Lead Plaintiff expressly affirms that the allegations contained in the Complaint were made in good faith and have a substantial basis in fact, but considers it desirable for the Action to be settled and dismissed because of the substantial cash benefits the proposed Settlement will provide to Lead Plaintiff and Class Members, and to bring to an end the substantial expenses, burdens, risks and uncertainties associated with continued litigation of this Action.

O. No opinion or advice concerning the tax consequences of the proposed Settlement to individual Class Members is being given or will be given by Defendants’ Counsel or Lead Counsel, nor is any representation or warranty in this regard made by virtue of this Settlement Agreement. The Notice will direct Class Members to consult their own tax advisors regarding the tax consequences of the proposed Settlement, and any tax reporting obligations they may have with respect thereto. Each Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the individual Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

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P. The Parties, their successors and assigns, and their attorneys undertake to implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the course of implementing the terms of this Settlement Agreement.

Q. The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking Court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed Settlement.

R. This Settlement Agreement may be signed in counterparts, each of which shall constitute a duplicate original. Execution by facsimile transmission shall be fully and legally binding on a Party, and the Party so executing shall promptly provide a fully executed counterpart to each of the other Parties.

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S. All Releasees who are not parties to this Settlement Agreement are intended third-party beneficiaries entitled to enforce the terms of the Release set forth herein.

T. Except with respect to motions and hearings necessary to secure complete and final approval of this settlement including final judgment and dismissal, Lead Plaintiff and Lead Counsel will not make any public disclosure or statement concerning the settlement that goes beyond the information contained in the notice to class members; however, this restriction will not apply to the fact of the settlement, the settlement amount or general information concerning the Lead Plaintiff or Lead Counsel or any direct quotations from any order of the Court. Nothing in this Settlement shall prevent the Company from making such disclosures or press releases of this settlement as it may determine in its sole discretion to be required by the securities laws and other law or regulations, or in the interest of shareholders. Any violation of this paragraph will not affect the remaining provisions of this Settlement; will not relieve any party of its remaining obligations under this Settlement; and will not impair, void, or affect in anyway the Settlement of this action. Further, the terms of this paragraph do not act as a waiver of any litigation privilege and the terms of this paragraph do not apply to any pleadings filed with the Court or statements made by the parties in support of the Settlement, in any court proceeding.

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U. Within 30 days of the Final Settlement Date, Lead Counsel shall return to Defendant’s Counsel copies of all documents produced by Defendants or certify in writing that all such documents have been destroyed.

Agreed to as of this 12 day of May, 2005.

GOODKIND LABATON RUDOFF & SUCHAROW LLP

By:	/s/ Louis Gottlieb
Jonathan M. Plasse (JP- 7515)
Louis Gottlieb (LG- 9169)
100 Park Avenue
New York, New York 10017-5563
(212) 907-0700
(212) 818-0477 (fax)

Lead Counsel for
Lead Plaintiff and the Class

LATHAM & WATKINS LLP

By:	/s/ Peter Benzian
Peter Benzian (047456)
600 West Broadway, Suite 1800
San Diego, California 92101
Telephone: (619) 236-1234
Facsimile: (619) 696-7419

Counsel for PriceSmart Inc.

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BOHM FRANCIS KEGEL & AGUILERA LLP

By:	/s/ James G. Bohm
James G. Bohm (132430)
A. Eric Aguilera (192390)
695 Town Center Drive, Suite 700
Costa Mesa, California 92626
Telephone: (714) 384-6500
Facsimile: (714) 384-6501

Counsel for Gilbert A. Partida

COOLEY GODWARD LLP

By:	/s/ Koji Fukumura
William Grauer (138339)
Koji Fukumura (189719)
Dennis Crovella (190781)
4401 Eastgate Mall
San Diego, California 92121
Telephone: (858) 550-6000
Facsimile: (858) 550-6420

Counsel for Allan C. Youngberg

LEWIS BRISBOIS BISGAARD & SMITH LLP

By:	/s/ Richard George
Richard George
Alifya Vasi
199 Water Street, 25th Floor
New York, N.Y. 10038
Telephone: (212) 232-1300
Facsimile: (212) 232-1399

Counsel for National Union Fire Insurance of Pittsburgh, PA

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